CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Callable Yield Notes due 2022	$21,274,200	$2,321.02

Pricing Supplement No. 1,957 Registration Statement Nos. 333-250103; 333-250103-01 Dated July 15, 2021 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $21,274,200 Trigger Callable Yield Notes

Linked to the Least Performing Underlying between the MSCI Emerging Markets IndexSM and the Russell 2000® Index due October 20, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Callable Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return at maturity based on the least performing underlying between the MSCI Emerging Markets IndexSM (the “MXEF Index”) and the Russell 2000® Index (the “RTY Index,” and together with the MXEF Index, the “Underlyings”). On each monthly Coupon Payment Date, unless the Securities have previously been called, MSFL will make a Coupon payment based on the Coupon Rate, regardless of the performance of either Underlying. In addition, beginning on October 18, 2021, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section below, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date, and no further amounts will be owed to you. Any early redemption of the Securities will not automatically occur based solely on the performance of the Underlyings. If the Securities are not called prior to maturity and the Final Underlying Values of both the MXEF Index and the RTY Index are equal to or greater than their respective Downside Thresholds, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities and the Coupon with respect to the final Coupon Payment Date. However, if the Final Underlying Value of either the MXEF Index or the RTY Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying with the larger percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlying appreciates or does not decline as much. The Securities may be appropriate for investors who seek an opportunity for fixed income in exchange for the risk of losing their principal at maturity and the risk of an early redemption of the Securities. Your return will be solely the Coupons that are paid until maturity or an earlier redemption, and you will not participate in any appreciation of either of the Underlyings. Because the Payment at Maturity on the Securities is based on the least performing Underlying between the MXEF Index and the RTY Index, the fact that the Securities are linked to two Underlyings does not provide any asset diversification benefits and instead means that a decline in the value of either the MXEF Index or the RTY Index beyond the Downside Threshold on the Final Valuation Date will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer may call the Securities early based on the output of a risk neutral valuation model. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either Underlying is below its Downside Threshold. Generally, the higher the Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑   Call Feature: Beginning October 18, 2021, an early redemption, in whole but not in part, will occur on a monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date and no further amounts will be owed to you. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑   Income: Regardless of the performance of either Underlying, MSFL will pay you a Coupon on each Coupon Payment Date unless the Securities have been previously called.

❑   Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Underlying Values of both the MXEF Index and the RTY Index are greater than or equal to their respective Downside Thresholds on the Final Valuation Date, MSFL will pay you the principal amount per Security at maturity, as well as the final Coupon. However, if the Final Underlying Value of either the MXEF Index or the RTY Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates

Trade Date	July 15, 2021
Settlement Date	July 20, 2021 (3 business days
after the Trade Date)
Coupon Payment Dates*	Monthly, callable beginning October 18, 2021. See “Coupon Payment Dates and Call Dates” on page 6 for details.
Final Valuation Date*	October 17, 2022
Maturity Date*	October 20, 2022

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the Least Performing Underlying between the MSCI Emerging Markets IndexSM and the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Downside Threshold	Coupon Rate	CUSIP	ISIN
MSCI Emerging Markets IndexSM	1,348.48	809.09, which is approximately 60% of the Initial Underlying Value	6.01% per annum	61772Y442	US61772Y4420
Russell 2000® Index	2,190.293	1,314.176, which is approximately 60% of the Initial Underlying Value

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.866 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.00	$10.00
Total	$21,274,200	$0.00	$21,274,200

(1) UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 29.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022191/dp140637_424b2-seriesa.htm

t	Index supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Callable Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.866.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Downside Threshold and the Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t	You are willing to accept the individual market risk of each Underlying.

t	You understand and accept the risks associated with the Underlyings.

t	You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of either the MXEF Index or the RTY Index will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much.

t	You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the Coupons that are paid until maturity or an earlier redemption.

t	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t	You are willing to invest in the Securities based on the Coupon Rate set forth on the cover hereof.

t	You are willing to forgo dividends paid on the stocks comprising the Underlyings.

t	You are willing to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t	You are unwilling to accept the individual market risk of each Underlying.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not understand and accept the risks associated with the Underlyings.

t	You are not comfortable with an investment linked to two Underlyings such that a decline in the value beyond the relevant Downside Threshold of either the MXEF Index or the RTY Index will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much.

t	You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

t	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t	You are not willing to invest in the Securities based on the Coupon Rate set forth on the cover hereof.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You prefer to receive the dividends paid on the stocks comprising the Underlyings.

t	You are unable or unwilling to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The MSCI Emerging Markets IndexSM” on page 20 and “The Russell 2000® Index” on page 22.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The MSCI Emerging Markets IndexSM (the “MXEF Index”) and the Russell 2000® Index (the “RTY Index”)
Principal Amount	$10.00 per Security
Term	1.25 years, unless earlier called by the Issuer
Call Feature

Beginning October 18, 2021, an early redemption, in whole but not in part, will occur on a monthly Coupon Payment Date (the date on which the Securities are called, the “Call Date”), if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If MSFL calls the Securities, MSFL will give you notice at least 2 Business Days before the Call Date specified in the notice.

If the Securities are called, MSFL will pay you on the Call Date the Principal Amount plus the Coupon otherwise due (such payment upon an early redemption, the “Settlement Amount”), and no further payments will be made on the Securities.

Coupon

Regardless of the performance of either of the Underlyings, unless the Securities have been previously called, MSFL will pay the Coupon on each Coupon Payment Date.

Each Coupon is a fixed amount based on equal monthly installments at the Coupon Rate, which is a per-annum rate. The Coupon amount of $0.0501 for each Security (based on the per-annum rate of 6.01%) would be applicable to each Coupon Payment Date until maturity or an earlier redemption.

Coupon Rate	The Coupon Rate is 6.01% per annum.
Trade Date	July 15, 2021
Settlement Date	July 20, 2021
Final Valuation Date*	October 17, 2022
Maturity Date*	October 20, 2022
Coupon Payment Dates	As set forth under “Coupon Payment Dates and Call Dates” on page 6.
Payment at Maturity (per Security)

If the Securities have not been called prior to maturity, MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying during the term of the Securities, as follows:

If the Securities have not been called and the Final Underlying Values of both the MXEF Index and the RTY Index are equal to or greater than their respective Downside Thresholds, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

If the Securities have not been called by MSFL prior to maturity and the Final Underlying Value of either the MXEF Index or the RTY Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying from the Trade Date to the Final Valuation Date, even if the other Underlying appreciates or does not decline as much.

Least Performing Underlying	The Underlying with the larger percentage decrease from the Initial Underlying Value to the Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.

Initial Underlying Value	With respect to the MXEF Index, 1,348.48 With respect to the RTY Index, 2,190.293
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Valuation Date.
Downside Threshold

With respect to the MXEF Index, 809.09, which is approximately 60% of the Initial Underlying Value of such Underlying

With respect to the RTY Index, 1,314.176, which is approximately 60% of the Initial Underlying Value of such Underlying.

Record Date	The record date for each Coupon shall be the date one Business Day prior to such scheduled Coupon Payment Date; provided, however, that the Coupon payable at maturity or upon a call shall be payable to whom the Payment at Maturity or the payment upon a call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Coupon Payment Dates and Call Dates

Coupon Payment Dates/Call Dates
8/18/2021*
9/16/2021*
10/18/2021
11/17/2021
12/16/2021
1/19/2022
2/16/2022
3/16/2022
4/18/2022
5/18/2022
6/16/2022
7/18/2022
8/17/2022
9/16/2022
Maturity Date**(1)

* The Securities are not callable until the third Coupon Payment Date, which is October 18, 2021.

** The Securities are not callable on the Maturity Date.

(1) If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either Underlying is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Index Closing Value of each Underlying has been determined, and no adjustment shall be made to any payment made on that postponed date.

Investment Timeline

Trade Date	The Initial Underlying Values and Downside Thresholds of both the MXEF Index and the RTY Index are determined. The Coupon Rate is set.

Monthly

Regardless of the performance of either Underlying, unless the Securities have been previously called, MSFL will pay you a Coupon on each Coupon Payment Date.

Beginning on October 18, 2021, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section above, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the Principal Amount plus the Coupon otherwise due, and no further payments will be made on the Securities.

Maturity Date

The Final Underlying Values are determined as of the Final Valuation Date.

If the Securities have not been called and the Final Underlying Values of both the MXEF Index and the RTY Index are equal to or greater than their respective Downside Thresholds, at maturity, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

However, if the Final Underlying Value of either the MXEF Index or the RTY Index is less than its Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Security

This will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR CREDITWORTHINESS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer MAY call the Securities early based on the output of a risk neutral valuation model. You will lose A SIGNIFICANT PORTION or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of EITHER of the Underlyings is below its Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the return of any of the principal amount at maturity. Instead, if the Securities have not been called by MSFL prior to maturity and if the Final Underlying Value of either the MXEF Index or the RTY Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying over the term of the Securities, even if the other Underlying has appreciated or has not declined as much. You could lose your entire principal amount.

t	The securities are subject to early redemption. The term of the Securities, and thus your opportunity to earn a coupon, may be limited if MSFL calls the Securities based on the output of a risk neutral valuation model on any monthly Call Date beginning October 18, 2021. The term of your investment in the Securities may be limited to as short as approximately three months. In accordance with the risk neutral valuation model determination noted herein, it is more likely that MSFL will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities. As such, MSFL will be more likely to call the Securities when the interest payable on the Securities is greater than the interest that would be payable on other instruments of a comparable maturity, terms and credit rating trading in the market. In other words, MSFL will be more likely to call the Securities at a time when the Securities are paying an above-market coupon. If the Securities are called prior to maturity, you will receive no more Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, MSFL will be less likely to call the Securities when the interest payable on the Securities is less than the interest that would be payable on other instruments of comparable maturity, terms and credit rating trading in the market, or when the Final Underlying Value of either Underlying is expected to be less than its respective Downside Threshold. Therefore, if MSFL does not call the Securities, it is more likely that you will suffer a significant loss at maturity.

t	Investors will not participate in any appreciation in the values of either of the Underlyings. Investors will not participate in any appreciation in the values of either of the Underlyings from their respective Initial Underlying Values, and the return on the Securities will be limited to the Coupon that is paid with respect to each monthly Coupon Payment Date prior to maturity or a call by MSFL. The return on the Securities will be limited to the Coupons regardless of the appreciation of either of the Underlyings, which could be significant. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlyings.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of both Underlyings are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (plus the Coupon for the final Coupon Payment Date), if the Final Underlying Values of both the MXEF Index and the RTY Index are equal to or greater than their respective Downside Thresholds, or if either of the Underlyings closes below its respective Downside Threshold on the Final Valuation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Coupons and any payments upon a call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by MSFL and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of MSFL. Holders will have recourse only to a single claim against MSFL and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of MSFL, including holders of MSFL-issued securities.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlyings,

o	dividend rates on the stocks comprising the Underlyings,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Final Underlying Values,

o	the occurrence of certain events affecting either of the Underlyings that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The level of each of the Underlyings may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in either Underlying or the component stocks of either Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of either Underlying even though you may be exposed to its full decline at maturity.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (depending also on the performance of the other

Underlying). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the value of either Underlying on the Final Valuation Date and, accordingly, if the Securities are not called prior to maturity, the payout to you at maturity, if any (depending also on the performance of the other Underlying).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Value, the Downside Threshold and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Coupon Payment Dates (including the Call Dates and the Maturity Date),” “—Discontinuance of an Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlyings to which the Securities are linked.

t  The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “What Are the Tax Consequences of the Securities”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “What Are the Tax Consequences of the Securities”), in exchange for a cash amount based on the performance of the worst performing underlying index, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the Securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the Securities the timing and the character of income on the Securities might differ significantly from the tax treatment described herein. For example, the IRS could seek to treat the Securities as debt instruments subject to Treasury regulations governing contingent payment debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss (including whether the entire coupon on the Securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “What Are the Tax Consequences of the Securities—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

t	You are exposed to the price risk of both Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the performance of each of the MXEF Index and the RTY Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the MXEF Index and the RTY Index. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. To receive any contingent repayment of principal at maturity from MSFL, both Underlyings must close at or above their respective Downside Thresholds on the Final Valuation Date. If the Securities are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Valuation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for significant loss of principal at maturity.

t  Because the Securities are linked to the performance of the least performing between the MXEF Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the MXEF Index or just the RTY Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the MXEF Index or just the RTY Index. With two Underlyings, it is more likely that either Underlying will close below its Downside Threshold on the Final Valuation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	A higher Coupon Rate and/or lower Downside Threshold may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Value of either Underlying could ultimately be less than its Downside Threshold on the Final Valuation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Coupon Rate and/or lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Coupon Rate may indicate an increased risk that the level of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

t  The Securities are linked to the MSCI Emerging Markets IndexSM and are subject to risks associated with investments in securities linked to the value of foreign equity (and especially emerging markets) securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Although the equity securities included in the MSCI Emerging Markets IndexSM are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the MSCI Emerging Markets IndexSM have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	The level of the MSCI Emerging Markets IndexSM is subject to currency exchange rate risk. Because the level of the MSCI Emerging Markets IndexSM is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets IndexSM, holders of the Securities will be exposed to currency exchange rate risk with respect the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MSCI Emerging Markets IndexSM, the level of the MSCI Emerging Markets IndexSM will be adversely affected and the Payment at Maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

t	The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

t	Adjustments to the MSCI Emerging Markets IndexSM or the Russell 2000® Index could adversely affect the value of the Securities. The Index Publisher of each of the MSCI Emerging Markets IndexSM and the Russell 2000® Index is responsible for calculating and maintaining such Underlying. The Index Publisher may add, delete or substitute the stocks constituting either Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting either Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Index Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are set forth on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 1.25 years

t	Hypothetical Initial Underlying Value:

o	MXEF Index: 1,300

o	RTY Index: 2,000

t	Coupon Rate: 6.01% per annum (or 0.501% per month)

t	Coupon: $0.0501 per month

t	Hypothetical Downside Threshold:

o	MXEF Index: 780, which is 60% of the Hypothetical Initial Underlying Value of the MXEF Index

o	RTY Index: 1,200, which is 60% of the Hypothetical Initial Underlying Value of the RTY Index

t	Call Feature: Monthly

Example 1 — Securities are Called on the Third Coupon Payment Date (the first Coupon Payment Date on which MSFL can call the Securities)

Date	Payment (per Security)
First Coupon Payment Date	$0.0501 (Coupon — Not Callable)
Second Coupon Payment Date	$0.0501 (Coupon — Not Callable)
Third Coupon Payment Date	$10.0501 (Settlement Amount)
	Total Payment:	$10.1503 (1.503% return)

MSFL calls the Securities based on the output of a risk neutral valuation model on the third Coupon Payment Date, which is the first Coupon Payment Date on which the Securities can be called. On the Call Date, MSFL will pay you a total of $10.0501 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $0.1002 received in respect of the prior Coupon Payment Dates, MSFL will have paid you a total of $10.1503 per Security for a 1.503% total return over the 3-month term of the Securities. No further amount will be owed to you under the Securities, and you do not participate in any appreciation of the Underlyings.

Example 2 — Securities are NOT Called and the Final Underlying Values of both the MXEF Index and the RTY Index are at or above their respective Downside Thresholds

Date	MXEF Index	RTY Index	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$0.7014 in total Coupons
Final Underlying Value
Final Valuation Date	1,800 (at or above Downside Threshold)	2,375 (at or above Downside Threshold)	$10.0501 (Settlement Amount)
	Total Payment:		$10.7515 (7.515% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, both the MXEF Index and the RTY Index close above their respective Downside Thresholds. Therefore, at maturity, MSFL will pay you a total of $10.0501 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $0.7014 received in respect of prior Coupon Payment Dates, MSFL will have paid you a total of $10.7515 per Security for a 7.515% total return on the Securities over 1.25 years. This represents the hypothetical maximum total payment over the term of the Securities. You do not participate in any appreciation of the Underlyings.

Example 3 — Securities are NOT Called and the Final Underlying Value of one of the Underlyings is below its Downside Threshold

Date	MXEF Index	RTY Index	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$0.7014 in total Coupons
Final Underlying Value
Final Valuation Date	520 (below Downside Threshold)	2,100 (at or above Downside Threshold)	Final Coupon + [$10 + ($10 × Underlying Return of the Least Performing Underlying)] = $0.0501 + [$10 + ($10 × -60%)] = $0.0501 + ($10 - $6) =

$4.0501 (Payment at Maturity)
Total Payment:	$4.7515 (-52.485% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, the RTY Index closes above its Downside Threshold, but the MXEF Index closes below its Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying, and MSFL will pay you $4.0501 per Security, which reflects the final Coupon plus a return reflecting the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Valuation Date. When added to the total Coupon payments of $0.7014 received in respect of prior Coupon Payment Dates, MSFL will have paid you $4.7515 per Security for a loss on the Securities of 52.485%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Coupon Payment Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Value of either Underlying is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including the Coupon, payment upon a call or the Payment at Maturity, is dependent on our ability to satisfy its obligations when they come due. If we are is unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer may call the Securities early based on the output of a risk neutral valuation model on any monthly Call Date, beginning October 18, 2021. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either of the Underlyings is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in Securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)	a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the worst performing underlying index; and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 0.4278% per annum, paid monthly, and that the remaining portion of the coupon payments on the Securities is attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

Underlying Index	Coupon Rate	Yield on the Deposit	Put Premium
MXEF RTY	6.01% p.a.	0.4278% p.a.	5.5822% p.a.

We will allocate 100% of the issue price of the Securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the Securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the Securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the Securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a Security in cash (excluding cash attributable to coupon payments on the Security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the Securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Worst Performing Underlying Index upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the Securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the Securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the Securities), plus the total Put Premium received by the U.S. Holder over the term of the Securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement.

Upon the sale or exchange of a Security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the Securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a Security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the Security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the Security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the

“Put Right Assumption Payment”) to the purchaser of the Security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the Security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a Security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the Securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the Securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations or treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as constituting an “open transaction” with the result that the coupon payments on the Securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the Securities. Alternatively, the entire coupon on the Securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the Securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

General

Assuming the treatment of the Securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a Security, and gain realized on the sale, exchange or other disposition of such Security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to Securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to Securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the Securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) and is intended to provide performance benchmarks for certain emerging equity markets including Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. For additional information about the MSCI Emerging Markets IndexSM, see the information set forth under “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

MSCI Emerging Markets IndexSM” is a trademark of MSCI. For more information, see “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the MSCI Emerging Markets IndexSM for each quarter in the period from January 1, 2016 through July 15, 2021. The closing value of the MSCI Emerging Markets IndexSM on July 15, 2021 was 1,348.48. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI Emerging Markets IndexSM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	836.80	688.52	836.80
4/1/2016	6/30/2016	853.69	781.84	834.10
7/1/2016	9/30/2016	927.29	819.19	903.46
10/1/2016	12/31/2016	918.68	838.96	862.27
1/1/2017	3/31/2017	973.08	861.88	958.37
4/1/2017	6/30/2017	1,019.11	952.92	1,010.80
7/1/2017	9/30/2017	1,112.92	1,002.48	1,081.72
10/1/2017	12/31/2017	1,158.45	1,082.97	1,158.45
1/1/2018	3/31/2018	1,273.07	1,142.85	1,170.88
4/1/2018	6/30/2018	1,184.13	1,046.71	1,069.52
7/1/2018	9/30/2018	1,092.36	1,003.33	1,047.91
10/1/2018	12/31/2018	1,046.40	934.80	965.78
1/1/2019	3/31/2019	1,070.95	949.57	1,058.13
4/1/2019	6/30/2019	1,096.39	984.81	1,054.86
7/1/2019	9/30/2019	1,064.63	960.81	1,001.00
10/1/2019	12/31/2019	1,118.61	989.20	1,114.66
1/1/2020	3/31/2020	1,146.83	758.20	848.58
4/1/2020	6/30/2020	1,014.62	827.26	995.10
7/1/2020	9/30/2020	1,121.60	1,001.08	1,082.00
10/1/2020	12/31/2020	1,291.26	1,081.71	1,291.26
1/1/2021	3/31/2021	1,444.93	1,288.42	1,316.43
4/1/2021	6/30/2021	1,390.85	1,292.78	1,374.64
7/1/2021	7/15/2021*	1,368.22	1,316.25	1,348.48

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the MSCI Emerging Markets IndexSM from January 1, 2008 through July 15, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 809.09, which is approximately 60% of the Initial Underlying Value.

Past performance is not indicative of future results.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2016 through July 15, 2021. The closing value of the Russell 2000® Index on July 15, 2021 was 2,190.293. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/31/2019	1,678.010	1,472.598	1,668.469
1/1/2020	3/31/2020	1,705.215	991.160	1,153.103
4/1/2020	6/30/2020	1,536.895	1,052.053	1,441.365
7/1/2020	9/30/2020	1,592.287	1,398.920	1,507.692
10/1/2020	12/31/2020	2,007.104	1,531.202	1,974.855
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/30/2021	2,343.758	2,135.139	2,310.549
7/1/2021	7/15/2021*	2,329.359	2,190.293	2,190.293

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through July 15, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 1,314.176, which is approximately 60% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the MSCI Emerging Markets IndexSM and the Russell 2000® Index from January 1, 2008 through July 12, 2021. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Downside Threshold on the Final Valuation Date because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Downside Threshold on the Final Valuation Date, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Coupon Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — Because the Securities are linked to the performance of the least performing between the MXEF Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlyings” and “— A higher Coupon Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t	“Index Closing Value” on any Index Business Day means, with respect to each Underlying, the closing value of such Underlying or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Index Closing Value for an Underlying will be based on the alternate calculation of such Underlying as described under “—Discontinuance of an Underlying; Alteration of Method of Calculation.”

The closing value of either Underlying reported by Bloomberg Financial Services may be lower or higher than the official closing value of such Underlying published by the relevant Index Publisher.

t	“Index Publisher” means, with respect to the MXEF Index, MSCI Inc. or any successor thereto; and with respect to the RTY Index, FTSE Russell or any successor thereto.

t	“Index Business Day” means a day, for any Underlying, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, with respect to each Underlying:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Underlying (or any relevant Successor Index (as defined below under “—Discontinuance of an Underlying; Alteration of Method of Calculation”)) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Underlying (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)	a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in such Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying shall be based on a comparison of (x) the portion of the value of such Underlying attributable to that security relative to (y) the overall value of such Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlying by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant

Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means, with respect to each Underlying, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying, or any relevant Successor Index, and (ii) any futures or options contracts related to such Underlying or to any security then included in such Underlying.

Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)

If the scheduled Final Valuation Date is not an Index Business Day with respect to either Underlying, or if there is a Market Disruption Event on such day with respect to either Underlying, the Final Valuation Date solely with respect to that affected Underlying shall be the next succeeding Index Business Day with respect to that Underlying on which there is no Market Disruption Event with respect to that Underlying; provided that if a Market Disruption Event with respect to that Underlying has occurred on each of the five Index Business Days with respect to that Underlying immediately succeeding the Final Valuation Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the Final Valuation Date with respect to that affected Underlying, notwithstanding the occurrence of a Market Disruption Event with respect to that Underlying on such day, and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to that Underlying, the Calculation Agent shall determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating that Underlying last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting that affected Underlying without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either Underlying is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Index Closing Value of each Underlying has been determined, and no adjustment shall be made to any payment made on that postponed date.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying; Alteration of Method of Calculation

If the Index Publisher of an Underlying discontinues publication of such Underlying and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to such discontinued Underlying (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the Underlying will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Index Business Day, and, to the extent the value of the Successor Index differs from the value of the Underlying at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the Index Publisher discontinues publication of an Underlying prior to, and such discontinuance is continuing on the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such Underlying for such date. The Index Closing Value of such Underlying will be computed by the Calculation Agent in accordance with the formula for calculating such Underlying last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Underlying without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Underlying may adversely affect the value of the Securities.

If at any time the method of calculating an Underlying or Successor Index, or the value thereof, is changed in a material respect, or if such Underlying or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Underlying or Successor Index, as adjusted. Accordingly, if the method of calculating such Underlying or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Underlying Values, the Downside Threshold, the Final Underlying Values and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Coupon, payment upon a call, and Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of an Underlying; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to postponement of the Final Valuation, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Call Date or the Business Day preceding the Maturity Date, as applicable, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Call Date or Maturity Date, as applicable.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlyings or the constituent stocks of the Underlyings, in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlyings or the constituent stocks of the Underlyings, futures or options contracts on the Underlyings or the component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.